Exhibit 99.1

(1)           Footnote 1 to the original Form 3 that was filed on October 13, 2010 (the “Form 3”) is incorporated herein by reference and amended and supplemented as follows:

This amendment to the Form 3 is filed solely to report the transfer on November 8, 2011 of ordinary shares of LyondellBasell Industries N.V. (the “Issuer”) from LeverageSource XI, S.a.r.l. to LeverageSource XI (N), L.P. (“LeverageSource N”).

The amount reported includes an aggregate of 164,898,365 shares of ordinary shares of the Issuer, which reflects the conversion of all of the formerly outstanding Class B ordinary shares of the Issuer into ordinary shares on December 7, 2010, as previously reported on a Form 4 filed by the reporting persons on December 17, 2010.  Of the 164,898,365 shares reported as beneficially owned, 78,614,992 ordinary shares previously owned of record by LeverageSource XI were contributed to LeverageSource XI’s subsidiary, LeverageSource XI (N), L.P. (“LeverageSource N”) on November 8, 2011.  LeverageSource Holdings GP, LLC (“LeverageSource Holdings GP”) serves as the investment manager for LeverageSource N.

LeverageSource, L.P. serves as the sole member of LeverageSource Holdings GP.  Apollo Advisors VII (EH), L.P. (“Advisors VII (EH)”) serves as a general partner of LeverageSource, L.P. and has the authority to make decisions on behalf of LeverageSource, L.P. that are related to the investment in the Issuer.  Apollo Advisors VII (EH-GP), Ltd. (“Advisors VII (EH-GP”) serves as the general partner of Advisors VII (EH).  Apollo Principal Holdings III, L.P. (“Principal III”) serves as the sole shareholder of Advisors VII (EH-GP), and Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of Principal III.  Leon Black, Joshua Harris and Marc Rowan are the directors of Principal III GP.

Each of the Apollo Funds, ACL Management, ACL Management GP, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP, ACL Co-Investment Fund, ACL Advisors, ACL Capital Management, Principal II, Principal II GP, LeverageSource Holdings GP, LeverageSource, L.P., Advisors VII (EH), Advisors VII (EH-GP), Principal III, Principal III GP, LeverageSource Management, Management VII, AIF VII LLC, Apollo Management, Management GP, Apollo Europe, and AEM GP disclaims beneficial ownership of any shares of the Issuer’s ordinary shares owned of record by LeverageSource N, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address for each of LeverageSource N, Advisors VII (EH), Advisors VII (EH-GP), Principal III and Principal III GP is c/o Walkers Corporate Services Limited, P.O. Box 908-GT, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9005.  The address for LeverageSource Holdings GP is 9 W. 57th Street, 43rd Floor, New York, NY 10019.  The address for LeverageSource, L.P. is One Manhattanville Road, Suite 201, Purchase, NY 10577.